Exhibit 10.22

Attachment 1

STATE OF NEW JERSEY

DEPARTMENT OF HUMAN SERVICES

STANDARD LANGUAGE DOCUMENT

FOR SOCIAL SERVICE AND TRAINING CONTRACTS

This CONTRACT is effective as of the date recorded on the signature page between the Department and the Provider Agency identified on the signature page.

WHEREAS the New Jersey Department of Human Services (the “Department”) has been duly designated under the authority of N.J.S.A. 30:1A-1, 30:1-11, 30:1-12, and 30:1-20 to administer or supervise the administration of social service and training programs and has, in turn, designated the Departmental Component to be directly responsible for the funding, implementation and administration of certain social service and training programs, including the program(s) covered by this Contract; and

WHEREAS the Department desires that the Provider Agency provide services and the Provider Agency has agreed to provide services in accordance with the terms and conditions contained in this Contract;

THEREFORE the Department and the Provider Agency agree as follows:

I.              DEFINITIONS

For the purposes of this document, the following terms, when capitalized, shall have meanings as stated:

Additional Insured means an endorsement to an insurance policy extending the coverage to the State of New Jersey against loss in accordance with the terms of the policy.  Designating the State as an additional insured permits the Department to pay the premium should the insured fail to do so.

Annex(es) means the attachment(s) to this document containing programmatic and financial information.

Contract means this document, the Annex(es), any additional appendices or attachments (including any approved assignments, subcontracts or modifications) and all supporting documents.  The Contract constitutes the entire agreement between the parties.

Expiration means the cessation of the Contract because its term has ended.

March  2002

Notice means an official written communication between the Department and the Provider Agency.  All Notices shall be delivered in person or by certified mail, return receipt requested, and shall be directed to the persons and addresses specified for such purpose in the Annex(es) or to such other persons as either party may designate in writing.

The Notice shall also be sent by regular mail and shall be presumed to have been received by the addressee five Days after being sent to the last address known by the Department.

Termination means an official cessation of this Contract, prior to the expiration of its term, that results from action taken by the Department or the Provider Agency in accordance with provisions contained in this Contract.

II.            BASIC OBLIGATIONS OF THE DEPARTMENT

Section 2.01 Payment. As established in the Annex(es), payment for Contract services delivered shall be based on allowable expenditures or the specified rate per unit of service delivered. Such payment(s) shall be authorized by the Department in accordance with the time frames specified in the Annex(es). Total payments shall not exceed the maximum Contract amount, if any, specified in the Annex(es). All payments authorized by the Department under this Contract shall be subject to revision on the basis of an audit or audits conducted under Section 3.09 Audit or on the basis of any Department monitoring or evaluation of the Contract.

Section 2.02 Referenced Materials. Upon written request of the Provider Agency, the Department shall make available to the Provider Agency copies of federal and State regulations and other material specifically referenced in this document.

III.           BASIC OBLIGATIONS OF THE PROVIDER AGENCY

Section 3.01 Contract Services.  The Provider Agency shall provide services to eligible persons in accordance with all specifications contained in this Contract.

Section 3.02 Reporting. The Provider Agency shall submit to the Department programmatic and financial reports on forms provided by the Department. The reporting frequency and due date(s) are specified and sample forms to be used are included in the Annex(es), or otherwise made available by the Departmental Component.

Section 3.03 Compliance with Laws. The Provider Agency agrees in the performance of this Contract to comply with all applicable federal, State and local laws, rules and regulations (collectively,

“laws”), including but not limited to the following: State and local laws relating to licensure; federal and State laws relating to safeguarding of client information; the federal Civil Rights Act of 1964 (as amended); P.L. 1975, Chapter 127, of the State of New Jersey (N.J.S.A. 10:5-31 et seq. ) and associated executive orders pertaining to affirmative action and nondiscrimination in public contracts; the federal Equal Employment Opportunity Act; Section 504 of the federal Rehabilitation Act of 1973 pertaining to non-discrimination on the basis of handicap, and regulations thereunder; the Americans With Disabilities Act (ADA), 42 U.S.C. 12101 et: seq.  Failure to comply with the laws, rules and regulations referenced above shall be grounds for Termination of this Contract for cause.

If any provision of this Contract shall conflict with any federal or State law(s) or shall have the effect of causing the State to be ineligible for federal financial participation in payment for Contract services, the specific Contract provision shall be considered amended or nullified to conform to such law(s). All other Contract provisions shall remain unchanged and shall continue in full force and effect.

Section 3.04 Business Registration.  According to P.L. 2001, c. 134 (N.J.S.A. 52:32-44 et seq. ) all profit and non-profit corporations (domestic and foreign), as well as, all limited partnerships, limited liability companies, and limited liability partnerships must submit annual reports and associated processing fees (annual business registration) to the Division of Revenue, Department of the Treasury commencing with the year after they file for their Certificate of Incorporation with the State of New Jersey. No State agency (the Department) may Contract with a Provider Agency if the Provider has not filed for its incorporation papers or filed its annual business registration.  Furthermore, no Provider Agency that Contracts with the Department shall enter into any subcontract unless the subcontractor can demonstrate that it is incorporated in the State of New Jersey or its annual business registration is current.  Failure to comply with this paragraph or the citation referenced above shall be grounds for the Department to Terminate this Contract for cause.

Section 3.05 Set-off for State Tax.  Pursuant to P.L. 1995, c. 159, effective January 1, 1996, and notwithstanding any provision of the law to the contrary, whenever any taxpayer (Provider Agency), partnership or S corporation under contract to provide goods or services or construction projects to the Department is entitled to payment for those goods or services at the same time a taxpayer, partner or shareholder of that entity is indebted for any State tax, the Director of the Division of Taxation shall seek to set off so much of that payment as shall be necessary to satisfy the indebtedness.  The amount of the set-off shall not allow for the deduction of any expense or other deductions which might be attributable to the taxpayer, partner, or shareholder subject to set-off under this Act.

The Director of the Division of Taxation shall give notice of the set-off to the taxpayer, partner or shareholder and provide an opportunity for a hearing within 30 Days of such notice under the procedures for protests established under R.S. 54:49-18. No request for conference, protest or subsequent appeal to the Tax Court from any protest shall stay the collection of the indebtedness.  Interest that may be payable by the State, pursuant to P.L. 1987, c. 184 (c. 52:32-32 et seq.) to the taxpayer shall be stayed.

Section 3.06 Affirmative Action. During the performance of this Contract, the contractor (Provider Agency) agrees as follows:

The contractor or subcontractor, will not discriminate against any employee or applicant for employment because of age, race, creed, color, national origin, ancestry, marital status, affectional or sexual orientation, sex or disability. Except with respect to affectional sexual orientation, the contractor will take affirmative action to ensure that such applicants are recruited and employed.

The contractor will also take affirmative action to ensure that employees are treated during employment, without regard to their age, race, creed, color, national origin, ancestry marital status, affectional or sexual orientation, sex or disability. Such action shall include, but not be limited to the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the Public Agency Compliance Officer setting forth provisions of this non-discrimination clause.

The contractor or subcontractor, where applicable, in all solicitations or advertisements for employees placed by or on behalf of the contractor, shall state that all qualified applicants will receive consideration for employment without regard to age, race, creed, color, national origin, ancestry, marital status, affectional or sexual orientation, sex or disability.

The contractor or subcontractor, where applicable, will send to each labor union or representative or workers with which it has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the agency contracting officer advising the labor union or workers’ representative of the contractor’s commitments  under this Act and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

The contractor or subcontractor, where applicable, agrees to comply with the regulations promulgated by the Treasurer pursuant to P.L. 1975, c. 127, as amended and supplemented from time to time.

The contractor or subcontractor agrees to attempt in good faith to employ minority and female workers consistent with the applicable county employment goals prescribed by N.J.A.C. 17:27-5.2 promulgated by the Treasurer pursuant to P.L. 1975, c. 127, as amended and supplemented from time to time or in accordance with a binding determination of the applicable county employment goals determined by the Affirmative Action Office pursuant to N.J.A.C. 17:27-5.2 promulgated by the Treasurer pursuant to P.L. 1975, c. 127, as amended and supplemented from time to time.

The contractor or subcontractor agrees to inform in writing appropriate recruitment agencies in the area, including employment agencies, placement bureaus, colleges, universities, and labor unions, that it does not discriminate on the basis of age, creed, color, national origin, ancestry, marital status, affectional or sexual orientation, sex or disability, and that it will discontinue the use of any recruitment agency which engages in direct or indirect discriminatory practices.

The contractor or subcontractor agrees to revise any of its testing procedures, if necessary, to assure that all personnel testing conforms with the principles of job-related testing, as established by the statutes and court decisions of the State of New Jersey and as established by applicable federal law and applicable federal court decisions.

The contractor and subcontractor agree to review all procedures relating to transfer, upgrading, downgrading and layoff to ensure that all such actions are taken without regard to age, creed, color, national origin, ancestry, marital status, affectional or sexual orientation, sex or disability, and conform with the applicable employment goals, consistent with the statutes and court decisions of the State of New Jersey, and applicable federal law and applicable federal court decisions.

The contractor and its subcontractors shall furnish such reports or other documents to the Affirmative Action Office as may be requested by the Office from time to time in order to carry out the purposes of these regulations, and public agencies shall furnish such information as may be requested by the Affirmative Action Office for conducting a compliance investigation pursuant to Subchapter 10 of the Administrative Code (N.J.A.C. 17:27).

Section 3.07 Department Policies and Procedures. In the administration of this Contract, the Provider Agency shall comply with all applicable policies and procedures issued by the Department including, but not limited to, the policies and procedures contained in the Department’s Contract Reimbursement Manual (as from time to time amended) and the Department’s Contract Policy and Information Manual (as from time to time amended). Failure to comply with these policies and procedures shall be grounds to terminate this Contract.

Section 3.08 Financial Management System. The Provider Agency’s financial management system shall provide for the following:

(a)                                  accurate, current and complete disclosure of the financial results of this Contract and any other contract, grant, program or other activity administered by the Provider Agency;

(b)                                 records adequately identifying the source and application of all Provider Agency funds and all funds administered by the Provider Agency.  These records shall contain information pertaining to all contract and grant awards and authorizations, obligations, unobligated balances, assets, liabilities, outlays and income;

(c)                                  effective internal control structure over all funds, property and other assets. The Provider Agency shall adequately safeguard all such assets and shall ensure that they are used solely for authorized purposes;

(d)                                 comparison of actual outlays with budgeted amounts for this Contract and for any other contract, grant, program or other activity administered by the Provider Agency;

(e)                                  accounting records supported by source documentation;

(f)                                    procedures to minimize elapsed time between any advance payment issued and the disbursement of such advance funds by the Provider Agency; and

(g)                                 procedures consistent with the provisions of any applicable Department policies and procedures for determining the reasonableness, allowability and allocability of costs under this Contract.

Section 3.09 Audit. The Department requires submission of the Provider Agency’s annual organization-wide audit.

Audits shall be conducted in accordance with the Federal Single Audit Act of 1984, generally accepted auditing standards as specified in the Statements on Auditing Standards issued by the American Institute of Certified Public Accountants and Government Auditing Standards issued by the Comptroller General of the United States.

At any time during the Contract term, the Provider Agency’s overall operations, its compliance with specific Contract provisions, and the operations of any assignees or subcontractors engaged by the Provider Agency under Section 5.02 Assignment and Subcontracts may be subject to audit by the Department, by any other appropriate unit or agency of State or federal government, and/or by a private firm or firms retained or approved by the Department for such purpose.

Whether or not such audits are conducted during the Contract term, a final financial and compliance audit of Contract operations, including the relevant operations of any assignees or subcontractors, may be conducted after Contract Termination or Expiration.

The Provider Agency is subject to audit up to four years after Termination or Expiration of the Contract.  If any audit has been started but not completed or resolved before the end of the four-year period, the Provider Agency continues to be subject to such audit until it is completed and resolved.

Section 3.10 Federal Davis-Bacon Act and New Jersey Prevailing Wage Act. Any Department Contract containing federal funds in excess of $2,000 utilized for the construction, alteration, renovation, repair or modification of public works or public buildings to which the federal government is a party, or any contract for similar work on public works financed with federal funds must comply with the federal Davis-Bacon Act, 40 U.S.C. section 276a et seq.  The Davis-Bacon Act requires that the contractor must pay the prevailing wages to each designated worker class engaged under the contract at wage rates determined by the U.S. Secretary of Labor.

In addition, any State funds in excess of $2,000 utilized through a subsequent Provider Agency contract or subcontract for any public work in which the Department is a party, or for public work to be done on property or premises leased or to be leased by the Department shall comply with the NJ Prevailing Wage Act, N.J.S.A. 34:11-56.27. Such contracts or subcontracts shall contain a provision stating that the prevailing wage rate, as designated by the New Jersey Commissioner of Labor, must be paid to all designated classes of workers employed through said contracts or subcontracts.  The Provider Agency must determine if the New Jersey Prevailing Wage Act applies and follow all directives per N.J.S.A. 34:11-56 et seq.

Section 3.11 Contract Closeout. The Provider Agency shall comply with all requirements of Policy Circular P7.01, Contract Closeout, including the timely submittal of the Final Report of Expenditures and any other financial or programmatic reports required by the Department. All required documentation is due within 120 Days of Contract Expiration or Termination.

IV.         TERMINATION

The Department may terminate or suspend this Contract in accordance with the sections listed below.

Section 4.01 Default and Termination for Cause. If the Provider Agency fails to fulfill or comply with any of the terms or conditions of the Contract, in whole or in part, the Department may by Notice place the Provider Agency in default status, and take any action(s) listed in accordance with Department Policy Circular P9.05, Contract Default. Notice shall follow the procedures established in the Policy Circular.

The above notwithstanding, the Departments may immediately upon Notice terminate the Contract prior to its expiration, in whole or in part, whenever it is determined that the Provider Agency has jeopardized the safety and welfare of the Department’s clients, materially failed to comply with the terms and conditions of the Contract, or whenever the fiscal or programmatic integrity of the Contract has been compromised. The Notice of Termination shall state the reason for the action(s); the Provider Agency’s informal review options, time frames and procedures; the effective date of the Termination; and the fact that a request for a review of the decision for action(s) does not preclude the determined action(s) from being implemented.

Section 4.02 Termination by the Department or Provider Agency. The Department or provider Agency may terminate this Contract upon 50 Days’ advance written Notice to the other party for any reason whatsoever, including lack of funding by the Department.

The parties expressly recognize and agree that the Department’s ability to honor the terms and conditions of this Contract is contingent upon receipt of federal funds and/or appropriations of the State legislature. If during the term of this Contract, therefore, the federal and/or the State government reduces its allocation to the Department, the Department reserves the right, upon Notice to the Provider Agency, to reduce or terminate the Contract.

Section 4.03 Termination Settlement. When a Contract is terminated under any section of Article IV of this Contract or Policy

Circular P9.05, Contract Default, the Provider Agency shall be prohibited from incurring additional obligations of Contract funds. The Department may allow costs that the Provider Agency could not reasonably avoid during the Termination process to the extent that said costs are determined to be necessary and reasonable.

The Provider Agency and Department shall settle or adjust all accounts in a manner specified by the Department and shall be subject to a final audit under Section 3.09 Audit.

V.            ADDITIONAL PROVISIONS

Section 5.01 Application of New Jersey Law. This Contract shall be governed, construed and interpreted in accordance with the laws of the State of New Jersey including the New Jersey Contractual Liability Act (N.J.S.A. 59:13-1 et seq.).

Section 5.02 Assignment and Subcontracts. This Contract, in whole or in part, may not be assigned by the Provider Agency or assumed by another entity for any reason, including but not limited to changes in the corporate status of the Provider Agency, without the prior written consent of the Department.  Upon prior written notice of a proposed assignment, the Department may: (1) approve the assignment and continue the Contract to term; (2) approve the assignment conditioned upon the willingness of the assignee to accept all contractual modifications deemed necessary by the Department; or (3) disapprove the assignment and either terminate the Contract or continue the Contract with the original Provider Agency.

The Provider Agency may not subcontract any of the services that it has committed to perform or provide pursuant to this Contract without the prior written approval of the Department.  Such consent to subcontract shall not relieve the Provider Agency of its full responsibilities under this Contract.  Consent to the subcontracting of any part of the services shall not be construed to be an approval of said subcontract or of any of its terms, but shall operate only as an approval of the Provider Agency’s request for the making of a subcontract between the Provider Agency and its chosen subcontractor. The Provider Agency shall be responsible for all services performed by the subcontractor and all such services shall conform to the provisions of this Contract.

Section 5.03 Client Fees.  Other than as provided for in the Annex(es) and/or Departmental Component specific policies, the Provider Agency shall impose no fees or any other types of charges of any kind upon recipients of Contract services.

Section 5.04 Indemnification.  The Provider Agency shall assume all risk of and responsibility for, and agrees to indemnify, defend and hold harmless the State of New Jersey and its employees from and against any and all claims, demands, suits, actions, recoveries, judgments and costs, and expenses in connection therewith on account of the loss of life, property or injury or damages to the person, body or property of any person or persons, whatsoever, which shall arise from or result directly or indirectly from (1) the work, service or materials provided under this Contract; or (2) any failure to perform the Provider’s obligations under this Contract or any improper or deficient performance of the Provider’s obligations under this Contract. This indemnification obligation is not limited by, but is in addition to, the insurance obligations contained in this Contract.

Furthermore, the provisions of this indemnification clause shall in no way limit the obligations assumed by the Provider under this Contract, nor shall they be construed to relieve the Provider from any liability nor preclude the State of New Jersey, its Agencies, and/or the Department of Human Services from taking any other actions available to them under any other provisions of this Contract or otherwise in law.

Section 5.05 Insurance.  The Provider Agency shall maintain adequate insurance coverage. The State shall be included as an Additional Insured on any insurance policy applicable to this Contract. Should the Provider Agency fail to pay any premium on any insurance policy when due, the Department may pay the premium and, upon Notice to the Provider Agency, reduce payment to the Provider Agency by the amount of the premium payment.

Section 5.06 Modifications and Amendments. If both parties to this Contract agree to amend or supplement this Contract, any and all such amendments or supplements shall be in writing and signed by both parties. The amendment or supplement shall incorporate the entire Contract by reference and will not serve to contradict, amend or supplement the Contract except as specifically expressed in the amendment or supplement.

Section 5.07 Statement of Non-Influence. No person employed by the State of New Jersey has been or will be paid any fee, commission, or compensation of any kind or granted any gratuity by the Provider Agency or any representative thereof in order to influence the awarding or administration of this Contract.

Section 5.08 Exercise of Rights.  A failure or a delay on the part of the Department or the Provider Agency in exercising any right, power or privilege under this Contract shall not waive that right, power or privilege.  Moreover, a single or a partial exercise shall not prevent another or a further exercise of that or of any other right, power or privilege.

Section 5.09 Recognition of Cultural Sensitivity.  The Provider Agency agrees in the performance of this Contract to be sensitive to the needs of the minority populations of the State of New Jersey. This sensitivity includes the employment, if possible, of a culturally diverse staff that can communicate with, and be representative of, the community it serves.

The Provider Agency shall make programs linguistically appropriate and culturally relevant to underserved minority groups within the community.  Appropriate accommodations for services shall be developed and maintained for those minority individuals who are deprived of reasonable access to those services due to language barriers or ethnic and cultural differences.  In addition, Provider Agencies shall make certain that all programs and services are reflective of the demographic needs of the community, while providing all minorities the opportunity to experience any and all available social services irrespective of their ethnic or cultural heritage.

Section 5.10 Copyrights.  The State of New Jersey reserves a royalty-free, nonexclusive and irrevocable right to reproduce, publish or otherwise use any work or materials developed under a Department or federally funded contract or subcontract.  The Department also reserves the right to authorize others to reproduce, publish or otherwise use any work or materials developed under said contract or subcontract.

Section 5.11 Successor Contracts.  If an audit or Contract close-out reveals that the Provider Agency has failed to comply with the terms and/or conditions of this Contract, the Department reserves the right to make all financial and/or programmatic adjustments it deems appropriate to any other Contract entered into between the Department and the Provider Agency.

Section 5.12 Sufficiency of Funds.  The Provider Agency agrees that this Contract is contingent upon availability of appropriated funding and fulfillment of the following procedure(s):

A separate Contract confirmation letter may be sent by the Department’s Contract Policy and Management Unit to the Provider Agency prior to the effective date of the Contract.  The confirmation shall include the Contract term and the negotiated Contract reimbursable ceiling.  The confirmation letter shall be signed by the authorized Provider Agency signatory and returned to the Contract Policy and Management Unit.  The Contract shall not be valid or binding and no payment(s), other than the Initial Advance Payment will be approved until the Contract Policy and Management Unit is in receipt of a properly executed confirmation letter.

Whenever a Contract ceiling is revised (increased or decreased) during the Contract term, a Contract Modification confirmation letter may be initiated that follows the same procedure as the Contract confirmation letter.

The Contract term and reimbursement ceiling specified in the Contract confirmation letter(s) are hereby incorporated into and made a part of this Contract.

Section 5.13 Collective Bargaining. State and federal law allow employees to organize themselves into a collective bargaining unit.

Funds provided under this Contract shall not be utilized to abridge the rights of employees to organize themselves into a collective bargaining organization or preclude them from negotiating with Provider Agency management. Funds may be utilized for legitimate and reasonable management purposes at the direction of the Provider Agency during the process of collective bargaining organization.

Section 5.14 Independent Employer Status. Employees of Provider Agencies that Contract with the Department of Human Services are employees of the Provider Agency, not the State.

In accordance with the National Labor Relations Act, 29 U.S.C.A. 152(2) and State law, N.J.S.A. 34:l3A-l et seq., Provider Agencies are independent, private employers with all the rights and obligations of such, and are not political subdivisions of the Department of Human Services.

As such, the Provider Agency acknowledges that it is an independent contractor, providing services to the Department of Human Services, typically through a contract-for-services agreement. As independent contractors, Provider Agencies are responsible for the organization’s overall functions which includes the overseeing and monitoring of its operations, establishing the salary and benefit levels of its employees, and handling all personnel matters as the employer of its workers.

The Provider Agency acknowledges its relationship with its employees as that of employer. While the Department has an adjunct role with Provider Agencies through regulatory oversight and ensuring contractual performance, the Provider understands that the Department is not the employer of a Provider Agency’s employees.

The Provider Agency further acknowledges that while the Department reimburses Provider Agencies for all allowable costs under the Contract, this funding mechanism does not translate into the Department being responsible for any of the elements of any collective bargaining agreements into which Provider Agencies may enter. Moreover, each Provider Agency understands that it is responsible for funding its own programs and is not limited to the amount of funding provided by the Department, and, in fact, is encouraged to solicit non-State sources of funding, whenever possible.

Section 5.15 Executive Order No. 189.  Executive Order No. 189 establishes the expected standard of responsibility for all parties that enter into a contract with the State of New Jersey.  All such parties must meet a standard of responsibility that assures the State and its citizens that such parties will compete and perform honestly in their dealings with the State and avoid conflicts of interest.

In compliance with Paragraph 3 of Executive Order No. 189, no Provider Agency shall pay, offer to pay, or agree to pay, either directly or indirectly, any fee, commission, compensation, gift, gratuity, or other thing of value of any kind to any State officer or employee or special State officer or employee, as defined by N.J.S.A. 52:13D-l3b and e, in the Department of the Treasury or any other agency with which such Provider Agency transacts or offers or proposes to transact business, or to any member of the immediate family, as defined by N.J.S.A. 52:13D-l3i, of any such officer or employee, or any partnership, firm, or corporation with which they are employed or associated, or in which such officer or employee has an interest within the meaning of N.J.S.A. 52:13D-13g.

The solicitation of any fee, commission, compensation, gift, gratuity or other thing of value by any State officer or employee or special State officer or employee from any Provider Agency shall be reported in writing forthwith by the Provider Agency to the Attorney General and the Executive Commission on Ethical Standards.

No Provider Agency may, directly or indirectly, undertake any private business, commercial or entrepreneurial relationship with, whether or not pursuant to employment, contract or other agreement, express or implied, or sell any interest in such Provider Agency to, any State officer or employee or special State officer or employee having any duties or responsibilities in connection with the purchase, acquisition or sale of any property or services by or to any State agency or any instrumentality thereof, or with any person, firm or entity with which he is employed or associated or in which he has an interest within the meaning of N.J.S.A, 52:13D-13g.  Any relationships subject to this provision shall be reported in writing forthwith to the Executive Commission on Ethical Standards, which may grant a waiver of this restriction upon application of the State officer or employee or special State officer or employee upon a finding that the present or proposed relationship does not present the potential, actuality or appearance of a conflict of interest.

No Provider Agency shall influence, or attempt to influence or cause to be influenced, any State officer or employee or special

State officer or employee in his official capacity in any manner which might tend to impair the objectivity or independence of judgment of said officer or employee.

No Provider Agency shall cause or influence, or attempt to cause or influence, any State officer or employee or special State officer or employee to use, or attempt to use, his official position to secure unwarranted privileges or advantages for the Provider Agency or any other person.

The provisions cited above shall not be construed to prohibit a State officer or employee or special State officer or employee from receiving gifts from or contracting with Provider Agencies under the same terms and conditions as are offered or made available to members of the general public subject to any guidelines the Executive Commission on Ethical Standards may promulgate.

CONTRACT SIGNATURES AND DATES

The terms of this Contract have been read and understood by the persons whose signatures appear below. The parties agree to comply with the terms and conditions of the Contract set forth on the preceding pages in Articles I through Articles V, and any related Annexes.

This contract contains 15 pages and is the entire agreement of the parties. Oral evidence tending to contradict, amend or supplement the contract is inadmissible; the parties having made the Contract as the final and complete expression of their agreement.

BY:	/s/ Lisa A Coscia	BY:
	(signature)	(signature)

Lisa A Coscia	Muriel Brantley
(type name)

TITLE:	Executive Director,	TITLE:	Regional Assistant Director,
	Eastern Division		Metropolitan Region

PROVIDER AGENCY:	National Mentor Healthcare Inc.	COMPONENT:	DEPARTMENTAL DYFS
(type)

DATE:	9/10/04	DATE:

		Contract Effective Date:	10/01/04

		Contract Expiration Date:	9/30/05

		Contract Number:	05DDMM

		Contract Ceiling:	N/A

		Federal ID#:	04-2893910/00

Provider contract Individual:	Lisa Coscia
(print name)

Attachment A

STATE OF NEW JERSEY

DEPARTMENT OF HUMAN SERVICES

CONTRACT MODIFICATION FORM

Provider Agency Name National Mentor Healthcare, Inc. Modification # 2

Fiscal-Year End 09/30/06 Contract Term                                          thru

Contract # 05DDMM Cognizant Contract: Yes   ☒       No  ☐

Division(s) affected by the Modification        DYFS/CENTRAL AND METRO REGION; CAMDEN

•              Date of most recently approved Contract Modification:

•              Requested effective date for this Contract Modification:        04/01/05

•              Check applicable area(s) for modification:

Revisions applicable to all Contracts

☐       Changes to the Reimbursable Ceiling: from                                               to

☐       Contract term: from                                                   to

☐       Change in payment methodology

☐       Change that alters the target population, negotiated performance standards, lowers the level of service, lowers staff client ratio, or violates licensing and other State established minimum standards.

☐       Change in payment rate

Revisions to Cost-Related Contracts only

☐       Transfer of funds from one Cluster to another or, in the absence of a Cluster, from one Program to another.

☐       Addition of a Budget Category or addition of a Line Item.

☐       Line Item increase in Personnel/Fringe Benefits greater than 5% or the addition or deletion of a staff position.

☐       Line Item increase of $2,000 or 15% of the Budget Category total, whichever is greater for: Consultants and Professional Fees, Materials and Supplies, Facility Costs, Specific Assistance to Clients, and Other.

☐       Addition of an Item of Equipment not included in the approved budget and/or an increase greater than $2,000 of 15% of the Equipment Budget Category totals, whichever is greater.

☐       General and Administrative (G&A): Line Item increase or change in G&A costs as stated above for Personnel/Fringe Benefits and all other Budget Category totals, (i.e., as G&A costs are subject to the same controls as the Direct cost Budget Categories) and/or change to the method of allocating G&A costs.

☐       Change greater than 10% in a previously approved donor match, or negotiated cost sharing.

☐       Change in the fee schedule which directly impact clients served by the Contract.

☐       Change of subcontractors or subcontracted services.

☐       Change to the method of allocating G&A, the indirect cost rate and/or its application.

☒ Other	7 Slots	(EMERGENCY TREATMENT HOMES Regular)
	5 Slots	(EMERGENCY TREATMENT HOMES Camden)

Level 2 Treatment Homes slots are being increased from 40 slots to 45 slots- (5 slots SRO YES/CPAC)

On a separate sheet, specify the provisions to be modified, explain why the Modification is needed, and how the Modification will effect the Contract.

Expansion of the contract to include seven Emergency Treatment home (Regular) Beds for the Central and Metro Regions only. 5 Emergency Treatment homes (Camden) are dedicated as a detention alternative for Camden youth ages 5-17. Level 2 Treatment Homes slots are being increased from 40 slots to 45 slots (5 slots SRO YES/CPAC)

This form, its attachments and/or revised section(s) of the programmatic annex and/or the revised itemized budget or Rate Information Summary, constitute this entire Contract Modification. The persons whose signatures appear below agree to this Contract Modification.

BY:	/s/ Lisa Coscia	BY:	/s/ Alfred Sambataro
	(signature)		(signature)

	Lisa Coscia		Alfred Sambataro
	(type name)		(type name)

Title	Executive Director		Title	Administrator, Business Operations

Provider Agency:	National Mentor Healthcare, Inc	Component:	Departmental MRO

Date:	6/2/05	Date:	6/15/05

DATE EFFECTIVE:
(To be completed by the Department)

STATE OF NEW JERSEY

DEPARTMENT OF HUMAN SERVICES

ANNEX B-2: CONTRACT RATE INFORMATION SUMMARY

PROVIDER:	National Mentor Healthcare, Inc.	DATE: 04/01/05

CONTRACT No:	05DDMM	THIS ANNEX B-2 SUPERCEDES THE ANNEX B-2 DATED:
FEDERAL I.D. No: 04-2893910
NEW ☐ RENEWAL ☐ CONTRACT MODIFICATION ☒ MOD # 2

SECTION I: RATES

	MEDICAID	PCIS LOCATION	UNIT OF	CONTRACT	LICENSED	RATE PER	TYPE OF	EFFECTIVE PERIOD		CONTRACT
PROGRAM/SERVICE	PROVIDER #	& PROGRAM CODE	SERVICE	SLOTS	SLOTS	SERVICE UNIT*	RATE	FROM	TO	CAPACITY
Treatment Home Level 1	8884803	00/01	Days	173	173	$155.81	Fixed	10/01/04-01/31/05		21,279
			Days	188	188	$155.81	Fixed	02/01/05-9/30/06		114,116

Treatment Home Level 2	8884901	00/02	Days	40	40	$134.09	Fixed	10/01/04-03/31/05		7,280
				45	45	$134.09	Fixed	04/01/05-09/30/06		24,660

Special Needs Sex Offender Program* (Second Chance)	9075003	00/08	Days	15	15	$320.85	Fixed	10/01/04-01/30/05		1,845
*Polygraph, Abel Assessment and P1eythemograh included in rate
			Days	16	16	$320.85	Fixed	02/01/05-09/30/06		9,712

Emergency Treatment Homes(regular)			Days	7	7	$200.00	Fixed	04/01/05-09/30/06		3,836

Emergency Treatment Homes (Camden)			Days	5	5	$200.00	Fixed	04/01/05-09/3006		2,740

Contract Reimbursable Ceiling: $30,401,993.00

* THESE RATES ARE SUBJECT TO THE CONDITIONS IN SECTION II AND III.

SECTION II: CONTRACT STIPULATIONS

A.                                   The service capacity of the Provider Agency is (contracted service days ( See above Under “Contract Capacity”) for the term of this Contract. (Check here if not applicable:                 .)

B.                                     The Provider Agency shall submit to the Department a ☐ monthly, ☐ quarterly, ☐ semi-annual, ☒ annual report certifying to the actual program expenditures consistent with the Provider’s approved budget set forth in the Contract Budget. This report is due 120 days after the end of the reporting period. (Check here if periodic expenditure reporting is not applicable:           .) See Section III; Part D # 5

C.                                     The Provider Agency shall submit to the Department a ☐ monthly, ☐ quarterly, ☐ semi-annual, ☒ annual report certifying to the actual units of service delivered during the reporting period. This report is due     days after the end of the reporting period. (Check here if periodic level of service reporting is not applicable    .) See Section III; Part D # 5

Other: (Specify reporting requirements if B and C are not applicable.)

D.                                   These slots will hence forth be dedicated “Special Needs Service Sex Offender Program slots. Authorization for utilization will require approval through the DCBHS residential placement unit. Note: There will be in the near future a specialized confirmation number which will be utilized to identify children appropriated for the level of clinical care associated with the utilization of these service days/slots.

SECTION III: GENERAL

A.                                   Limitations: Use of the rate(s) contained in this Annex is subject to any statutory or administrative limitations. Acceptance of the rate(s) agreed to herein is predicated on the condition that no information furnished by the Provider Agency and used in the establishment of the rate(s) as applicable is found to be materially incomplete or inaccurate.  In addition, if the rate(s) agreed to herein was/were calculated based on costs contained in the Contract Budget (Annex B), acceptance of the rate(s) is predicated on the conditions that: (1) no costs other than Provider Agency costs were included in the Annex B as finally accepted; (2) all costs reflected in the Contract’s Reimbursable Ceiling are allowable under the governing cost principles; and (3) similar types of costs were accorded consistent accounting treatment.

B.                                     Types of Rates:

1.                                       Provisional: A provisional rate is a temporary or interim rate and is subject to adjustment on the basis of a final rate calculated when actual costs are reported.

2.                                       Fixed: A fixed rate is a permanent rate, not subject to adjustment, which is agreed to for a specified future period, usually one year.

C.                                     Notification of State agencies: Copies of this document may be furnished to other State agencies as a means of notifying them of the information it contains.

D.                                    Other:

1.                                      This contract is conditional based on the program(s) that is/are listed above has/have been approved by the New Jersey Medicaid Program as a Medicaid Provider under the Partnership for Children.

2.                                      Billing under this contract will be processed directly to the New Jersey Medicaid Program for reimbursement through the Medicaid payment system.

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3.                                      The unit rate specified in this contract includes $2.46 per diem rate for clothing. The clothing rate is a component of the Personal Needs Allowance (PNA) which includes clothing, personal allowance, and personal care items to meet the needs of children in placement.

4.                                      The provider must maintain at a minimum, a system that tracks your cumulative level of service, billings sent to Medicaid, payments received for Medicaid billings and an account receivable for pending billings related to the contract.

5.                                      The provider is required to submit an annual report of expenditures in the DHS Annex B Budget format within 120 days of the end of each provider fiscal year during the contract period, which shall be prepared in accordance with the governing cost principles set forth in the Department of Human Services Contract Reimbursement Manual (CRM). Where the contract covers portions of more than one provider fiscal year, the first report shall be from the beginning of the contract to the end of the providers first fiscal year. The second report shall cover the full provider fiscal year.

Under separate cover we will be providing a reporting format for you to use with the DHS expenditure reporting document. The Information will contain instructions on the classification of expenses in terms of room, board and treatment.

The aforementioned documents will also report units of service for the applicable time period.

The purpose of this report is to provide the Department with cost data that may be used to determine costs associated with “Rehabilitation Services” and “Room and Board” These reported costs shall not retrospectively effect the Provider’s “Fixed” payment rates.

ANNEX A

PROGRAM DESCRIPTION

Instructions

The following Program Description form must be completed in full by all agencies signing a Model Agreement for Residential Services with the Department of Institutions and Agencies, Division of Youth and Family Services.

The form is self-explanatory and agencies are requested, in-so-far as possible, not to exceed space provided on form in answering questions, unless a more detailed response is specifically requested for the item.

Agencies having questions should telephone or write:

I - AGENCY INFORMATION

PROGRAM:	Mentor - New Jersey - Treatment Homes

A.           Name of agency which will be responsible for the operation of the program specified herein.

NAME	National Mentor Inc. - D.B.A.	MENTOR - NEW JERSEY
ADDRESS	80 Cottontail Lane
Somerset, New Jersey 08873
COUNTY Somerset		TELEPHONE	(732) 627-9890

B.             Addresses of facilities in which contract services are to be provided (if different from “A”)

NAME	Various Mentor Homes in the community
ADDRESS	on file in office and available upon request
NAME
ADDRESS

C.             Name and title of Chief Executive Officer responsible for the administration of the Program.

Name	Title	Telephone (include area code)

Lisa Coscia	Executive Director, Eastern Division	(732) 627-9890 ext. 210

D.            Name of individual or officer to who referrals should be sent.

Name	Title	Telephone (include area code)

Barbara Wetzel	Program Manager	(732) 627-9890 ext. 213

E.              Attach in appendix a Certificate of Incorporation

F. Board of Directors:	Attach in appendix a list with names, addresses, occupations, responsibilities, by-laws, election dates and terms.

G.             Are there minutes of meeting?       ☒ No      ☐ Yes

H.            Type of Corporation:☒ Profit                        ☐ Non-Profit                      ☐ Religious Non-Profit

I.                 Date of most recent Financial Statement (attach to Annex B):       September 30, 2003

J.                Date(s) of most recent Fire and Health Inspections: Mentor homes are licensed by DDD -Office of Licensing and Inspections when approved by the MENTOR Recruiting Department

K.            History of Applicant Agency

1.               In a brief narrative, describe the history and background of your agency from its founding to the present including as you see the, its most significant accomplishments:

NATIONAL MENTOR HEALTHCARE, Inc. is a national behavioral health company serving more than 18,000 individuals with special needs. MENTOR operates some 90 programs in 30 states including New Jersey. MENTOR - New Jersey has been a DYFS provider for more than ten years. MENTOR - New Jersey received its original Certificate of Approval from DYFS - Division of Licensing in May of 1992. In addition to serving children through the DYFS, MENTOR also provides services to the Department of Human Services - Division of Developmental Disabilities and the Division of Medical Assistance under the TBI Medicaid Waiver program. MENTOR - NJ also provides children psychiatric and adult brain injury treatment services to a number of private health insurance companies.

L.              Area Served

1.               Describe briefly the geographic area currently served by your program. Please note if your program serves a specific catchment area and, if so, describe it specifically.

MENTOR - New Jersey is a statewide service organization.  At present we have certified homes in most counties of New Jersey except for Cape May. It is difficult to indicate where we might have an opening at any given time, but we currently have homes throughout the state.

M.         Name and Title of Individual or Officer Authorized to Sign Contract

Name	Title	Telephone (include area code)

Lisa Coscia	Executive Director, Eastern Division	(732) 627-9890 ext. 210

II - ADMISSIONS AND DISCHARGE POLICIES

A.           Admissions Requirements and Capacity

1.              Age range accepted:           3 yoa through 70 +             Male     Yes      Female      Yes

2.              I.Q. range accepted:    MR/DD Services - Not under 30

3.              Capacity: Total Average 1:8 clinician to client ratio - no maximum capacity Male    Yes    Female    Yes

4.              Describe your agency’s policy concerning pre-placement visits.

We strongly encourage pre-placement visits between the client and the potential mentor. This will include an initial meeting preferably at the current place of residence of the child and then will include day visits if clinically indicated, and overnight visits to the mentor homes. All of this is done with the cooperation of the client, their family or guardian and treatment team.

5.              Describe the identifying evaluative reports and records required for each referral.

At a minimum, the following is required for each client: current DYFS assessment, psychosocial history, psychiatric/psychological evaluations, immunization records, school records, referral summary from the DYFS caseworker, medication records. Additional information may be requested if the evaluating clinician feels it is necessary.

6.              List the agencies and individuals from whom your agency will accept referrals or applications for admission.

*                 NJ - Department of Human Services:

*                 The Division of Youth and Family Services

*                 The Division of Developmental Disabilities

*                 County Human Service and Mental Health Organizations

*                 Managed Health Care and Health Insurance Programs

7.              Describe any physical limitations which would preclude admissions.

Each case is evaluated on an individual basis. If there is an available mentor home which can accommodate a client and the client meets admission criteria (see guidelines), he or she will be considered. MENTOR - NJ will also consider modifying a mentor home if funding is available and the mentor is favorably inclined to do so. Also, MENTOR - NJ can conduct specialized recruitment to meet special needs. As much as three months advanced planning may be required to identify and secure an accessible home.

8.              Child Study classifications approved for Beadleston Special Education payments:

☒	Auditorily handicapped	☒	Multiply handicapped

☒	Chronically ill	☒	Neurologically impaired

☒	Communication handicapped	☒	Orthopedically handicapped

☒	Emotionally disturbed	☒	Perceptually impaired

☒	Mentally retarded	☒	Socially maladjusted

		☒	Visually impaired

* Please be advised that we evaluate each case on an individual basis. Admission into the program will also depend on the availability of a suitable mentor home. The matching of the client and the mentor is an important piece of the evaluation.

9.              For the list of characteristics and behaviors below, give an indication as to the acceptability of each in terms of your admission criteria, acceptable (yes), not acceptable (no). If there is a need to qualify certain entries, please briefly do so in the space provided.

		YES	NO
a)	Incarcerated delinquent	☒	☐
b)	Adjudicated delinquent	☒	☐
c)	Adjudicated JINS	☒	☐
d)	Physically aggressive	☒	☐
e)	Drug experience	☒	☐
f)	Drug addiction	☒	☐
g)	Alcoholic	☒	☐
h)	Runaway	☒	☐
i)	Controlled epilepsy	☒	☐
j)	Uncontrolled epilepsy	☐	☒
k)	Enuretic	☒	☐
l)	Stealing	☒	☐
m)	Destructive to property	☒	☐
n)	Fire setting (within past 2 years)	☐	☒
o)	Fire setting (more than 2 years ago)	☒	☐
p)	Suicide attempts	☒	☐
q)	Psychotic	☒	☐
r)	Overt homosexuality	☒	☐
s)	Promiscuity	☒	☐
t)	Dependent and / or neglected	☒	☐
u)	Diabetic	☒	☐
v)	Married (Client only in placement)	☒	☐
w)	Pregnant	☐	☒
x)	Other (identify)	☐	☐

f &g- Individual must be involved in a drug or alcohol treatment program and agree to complete the program to remain in the MENTOR MR/DD residential program.

STATE OF NEW JERSEY

DEPARTMENT OF HUMAN SERVICES

ANNEX B-2: CONTRACT RATE INFORMATION SUMMARY

PROVIDER: National Mentor Healthcare, Inc.	DATE: 9/7/04

CONTRACT #: 05DDMM	THIS ANNEX B-2 SUPERCEDES THE
ANNEX B-2 DATED:

FEDERAL I.D. #: 04- 2893910

SECTION II RATES

			RATE PER SERVICE UNIT*		REIMBURSABLLE CEILING	EFFECTIVE PERIOD
PROGRAM/SERVICE	UNIT OF SERVICE	SLOTS		TYPE OF RATE		FROM	TO
Treatment Home Level 1 ID/LOC 00 Prg. 01	Days	173	155.81	Fixed	$9,838,622.45	10/01/04-9/30/05

Treatment Home Level 2 ID/LOC 00 Prg. 02	Days	40	134.09	Fixed	$1,957,714.00	10/01/04-9/30/05

Special Needs Sex Offenders Program* (Second Chance) ID/LOC Prg. 08	Days	15	320.85	Fixed	$1,756,653.75	10/01/01-9/30/05

*Polygraph, Abel Assessment and Pleythsmograph included in rate*

Total Contract Ceiling will not exceed					$13,552,990.20

*THESE RATES ARE SUBJECT TO THE CONDITIONS IN SECTION II AND III.

SECTION II: CONTRACT STIPULATIONS

A.           The service capacity of the Provider Agency is                 for the term of this Contract. (Check here if not applicable :)

B.             The Provider Agency shall submit to the Department a ☐ monthly, ☐ quarterly, ☐ semi-annual, ☒ annual report certifying to the actual program expenditures consistent with the Provider’s approved budget set forth in the Contract Budget. This report is due      days after the end of the reporting period. (Check here if periodic expenditure reporting is not applicable:)

C.             The Provider Agency shall submit to the Department a ☐ monthly, ☐ quarterly, ☐ semi-annual, ☐ annual report certifying to the actual units of service delivered during the reporting period. This report is due       days after the end of the reporting period, (Check here if periodic level of service reporting is not applicable ☒.)

D.            Other: (Specify reporting requirements if B and C above are not applicable).

SECTION III: GENERAL

A.           Limitations: Use of rate(s) contained in this Annex is subject to any statutory or administrative limitations. Acceptance of the rate(s) agreed to herein is predicated on the condition that no information furnished by the Provider Agency and used in the establishment of the rate(s) subsequently found to be materially incomplete or inaccurate. In addition, if the rate(s) agreed to herein was/were calculated based on costs contained in the Contract Budget (Annex B), acceptance of the rate(s) is predicated on the conditions that:

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(1) no costs other than Provider Agency costs were included in the Annex B as finally accepted; (2) all costs reflected in the Contract’s Reimbursable Ceiling are allowable under the governing cost principles; and (3) similar types of cost were accorded consistent accounting treatment.

B.             Types of Rates:

1.               Provisional: A provisional rate is a temporary or interim rate and is subject to adjustment on the basis of a final rate calculated when actual costs are reported.

2.               Fixed: A fixed rate is a permanent rate, not subject to adjustment, which is agreed to for a specified future period, usually one year.

C.             Notification of State Agencies: Copies of this document may be furnished to other agencies as a means of notifying them of the information it contains.

D.            Other:

1.               This contract is conditional on the approval of programs noted in Section I by the New Jersey MEDICAID Program as a “Medicaid Provider” program under the Department of Human Services Children’s System of Care Initiative (CSOCI).

2.               Reimbursement under the CSOCI will be through the NJ Medicaid Program. Billing under this contract will be processed directly to the NJ Medicaid Program or an appropriate billing agent.

3.               This contract does ( ) does not (X) allow for a       month advance payment in the amount of                 . The advance payment represents a prospective payment for services that will be delivered, and therefore the advance payment will be recouped through the MEDICAID payment process.

4.               The unit rate specified in this contract includes a per diem rate for clothing that is necessary to meet the needs of children in placement. The clothing per diem for the period 1/1/02-6/30/02 is $2.41; for the period 7/1/02-12/31/02 the clothing rate is $2.46.

5.               The contracted slots and unit per diems identified in Section I represent the maximum per diems that are reimbursable under the terms of the contract. Any slots/per diem billed beyond those specified in Section I will result in an over billing. Reimbursement received for units that exceed the above maximum per diem units will be subject to recovery by Medicaid.

6.               You must maintain at a minimum a system that tracks your cumulative level of service, billings sent Medicaid, payments received for Medicaid billings and an account receivable for all pending billings related to the contract.

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